Exhibit 10.15

EMINENT, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of the Effective Date (as defined below) by and between Eminent, Inc. (the “Company”), and David Pujades (“Executive”).

1.Duties and Scope of Employment.

(a)Positions and Duties.  As of the Effective Date, Executive will continue to serve as the Company’s Chief Operating Officer and Head of Strategy and report to the Company’s Chief Executive Officer (the “CEO”).  Executive will render business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the CEO.

(b)Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to (i) actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration or (ii) serve on other boards of directors, in all cases, without the prior approval of the Board.  Executive further agrees to comply with all Company policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Employment Term.

(c) Employment Term; At-Will Employment.  As of the Effective Date, Executive and Company mutually agree Executive will continue to be employed by the Company through the end of the IPO Period, and will remain employed on an at-will basis thereafter (the period during which Executive is employed with the Company, the “Employment Term”).  The parties agree that Executive’s employment with the Company during the Employment Term remains “at-will” employment and may be terminated at any time with or without cause or notice; provided, however, that in the event the Company desires to terminate Executive’s employment with the Company during the IPO Period for reasons other than Cause, the Company must first either provide notice to the Executive for the remaining duration of the IPO Period (such termination not to take effect until the end of the IPO Period) or provide the payments and benefits under Section 7(b).  Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.  However, as described in this Agreement, Executive may be entitled to severance payments and benefits depending on the circumstances of Executive’s termination of employment with the Company.

2.Compensation.

(a)Base Salary.  The Company will pay Executive an annual salary of $424,000 as compensation for Executive’s services.  The annual base salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.  Executive’s annual base salary will be subject to periodic review by the Company’s board of directors or its compensation committee (either, the “Committee”) and adjustments may be made by the Committee.

(b)Target Bonus.  Executive will be eligible to receive an annual target bonus of 40% of Executive’s annual base salary (the “Target Bonus”) upon achievement of performance objectives to be determined by the Committee.  Executive’s Target Bonus will be subject to periodic review by the Committee and adjustments may be made by the Committee.    The amount of any Target Bonus to be paid to Executive, if any, and the timing of such payment will be: (i) determined in the sole discretion of the Committee pursuant to the terms of the Company’s bonus plan governing such opportunity and (ii) subject to Executive’s continued employment with the Company through the payment date, provided that if Executive’s employment with the Company is terminated by the Company without Cause during a performance period and before such payment date, the Company will pay Executive the prorated portion of the actual bonus that Executive would have received based on the achievement of the relevant performance metrics had Executive been employed with the Company through the payment date, with the proration based on the number of days in which Executive is employed during that performance period.

(c)Equity.

(i)Executive will be eligible to receive Equity Awards pursuant to any plans or arrangements the Company or its affiliates may have in effect from time to time.  The Committee will determine in its discretion whether Executive will be granted any Equity Awards and the terms of any Equity Awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(ii)Any outstanding Equity Awards held by Executive as of the Effective Date shall continue to be governed by the terms and conditions of the Advance Holdings, LLC 2013 Equity Incentive Plan (the “2013 Plan”) and form of option agreement thereunder, except as otherwise amended by Sections 7 and 8 of this Agreement.  For clarity, as set forth in Section 7(b) of the 2013 Plan, in the event of a dividend, split or combination of the interests subject to Equity Awards granted under the 2013 Plan (including a reverse split), recapitalization or other change in the capital structure that constitutes an equity restructuring within the meaning of ASC Topic 718 (each such an event being an “Equity Change”), the 2013 Plan administrator shall make appropriate adjustments to the number and kind of equity interests or securities subject to such Equity Awards granted thereunder that are then outstanding or subsequently granted, any exercise prices relating to such Equity Awards and any other provision of such Equity Awards affected by such change. Such adjustments made by the 2013 Plan Administrator shall be equitable and result in the value of each such Equity Award immediately following the occurrence of the Equity Change being approximately equivalent value of such Equity Award as of immediately before the occurrence of the Equity Change.

3.Employee Benefits.  Executive will be entitled to participate in employee benefit plans and programs of the Company, if any, on the same terms and conditions as other similarly-situated employees to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in the plans or programs, subject to the rules and regulations applicable thereto.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.PTO.  Executive will be entitled to paid time off (PTO) in accordance with the Company’s PTO policy, with the timing and duration of specific days off mutually and reasonably agreed to by the parties.

5.Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties under this Agreement, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.Severance and Change in Control Benefits.

(a)Non-CIC Qualified Termination.  Subject to Section 9, on a Non-CIC Qualified Termination, Executive will be eligible to receive the following payments and benefits from the Company:

(i)Continuing Salary Severance.  The Company will pay Executive continuing payments of severance pay at a rate equal to Executive’s Base Salary for a period of 6 months.  The severance will be paid, less applicable withholdings, in installments over the severance period in accordance with the Company’s regular payroll procedures, with the first installment to be paid on the first regular payroll date of the Company following the date on which the Release (as defined below) becomes irrevocable (subject to Section 9 of this Agreement).

(ii)COBRA.  The Company will pay Executive a lump-sum payment equal to the aggregate cost of COBRA premiums for Executive and his eligible dependents to continue health care coverage under COBRA for a period of 6 months from the date of Executive’s termination of employment (with such payment based on the COBRA premium rates in effect on the date of Executive’s termination of employment).  This payment will be paid on the first regular payroll date of the Company following the date on which the Release becomes irrevocable (subject to any delay as required under Section 9 below), and regardless of whether Executive or his eligible dependents elects continuation coverage pursuant to COBRA.

(iii)Equity Vesting.  Except as provided in Section 7(b), none of the then-unvested shares subject to each of Executive’s then-outstanding Equity Awards will be entitled to accelerated vesting and, in the case of options and stock appreciation rights, accelerated exercisability.

(b)Early Non-CIC Qualified Termination.  Subject to Section 9, on an Early Non-CIC Qualified Termination, Executive will be eligible to receive the following benefits from the Company in addition to all payments and benefits described in Section 7(a)(i)-(iii):

(i)Continuing Salary Severance.  The Company will pay Executive continuing payments of severance pay at a rate equal to Executive’s Base Salary through the end of the IPO Period.  The severance will be paid, less applicable withholdings, in installments over the severance period in accordance with the Company’s regular payroll procedures, with the first installment to be paid on the first regular payroll date of the Company following the date on which the Release (as defined below) becomes irrevocable (subject to Section 9 of this Agreement).

(ii)COBRA.  The Company will pay Executive a lump-sum payment equal to the aggregate cost of COBRA premiums for Executive and his eligible dependents to continue health care coverage under COBRA for a period from the date of Executive’s termination of employment (with such payment based on the COBRA premium rates in effect on the date of Executive’s termination of employment) through the end of the IPO Period.  This payment will be paid on the first regular payroll date of the Company following the date on which the Release becomes irrevocable (subject to any delay as required under Section 9 below), and regardless of whether Executive or his eligible dependents elects continuation coverage pursuant to COBRA.

(iii)Equity Vesting. That number of then-unvested shares subject to each of Executive’s then-outstanding Equity Awards that would have vested and become exercisable as of the end of the IPO Period (had Executive remained continuously employed with the Company Group through that time) will immediately vest and become exercisable.  Any other then-unvested portion of Executive’s then-outstanding Equity Awards will remain outstanding for 3 months or until the occurrence of a Change in Control (whichever is earlier) so that any benefits due on a CIC Qualified Termination as set forth in Section 7(c)(iii) below can be provided if a Change in Control occurs within 3 months following the applicable Early Non-CIC Qualified Termination (provided that in no event will Executive’s stock options or similar Equity Awards remain outstanding beyond the Equity Award’s maximum term to expiration).  If no Change in Control occurs within 3 months following an applicable Qualified Termination, any unvested portion of Executive’s then-outstanding Equity Awards automatically will be forfeited permanently on the date that is 3 months following such Qualified Termination.

(c)CIC Qualified Termination.  Subject to Section 9, on a CIC Qualified Termination, Executive will be eligible to receive the following payments and benefits from the Company:

(i)Salary Severance.  The Company will pay Executive a lump-sum payment equal to 6 months of Executive’s Base Salary on the first regular payroll date of the Company following the date on which the Release becomes irrevocable (subject to any delay as required under Section 9 below).

(ii)COBRA.  The Company will pay Executive a lump-sum payment equal to the aggregate cost of COBRA premiums for Executive and his eligible dependents to continue health care coverage under COBRA for a period of 6 months from the date of Executive’s termination of employment (with such payment based on the COBRA premium rates in effect on the date of Executive’s termination of employment).  This payment will be paid on the first regular payroll date of the Company following the date on which the Release becomes irrevocable (subject to any delay as required under Section 9 below), and regardless of whether Executive or his eligible dependents elects continuation coverage pursuant to COBRA.

(iii)Equity Vesting. 100% of the then-unvested shares subject to each of Executive’s then-outstanding Equity Awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for the avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an Equity Award may vest and become exercisable under this provision).  In the case of an Equity Award with performance-based vesting, unless otherwise specified in the applicable Equity Award agreement governing such award, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance measured as of the date of termination or 100% of target levels.  Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the date on which the Release becomes irrevocable (subject to any delay as required under Section 9 below).

(d)Termination other than a Qualified Termination.  If the termination of Executive’s employment with the Company Group is not a Qualified Termination, then Executive will not be entitled to receive severance or other benefits.

(e)Non-Duplication of Payment or Benefits.  If (i) Executive’s Qualified Termination occurs prior to a Change in Control that qualifies Executive for severance payments and benefits under Sections 7(a) or 7(b), as applicable, and (ii) a Change in Control occurs within the 3‑month period following Executive’s Qualified Termination that qualifies Executive for severance payments and benefits under Section 7(c), then (A) Executive will cease receiving any further payments or benefits under Sections 7(a) or 7(b), as applicable, and (B) Executive will receive the payments and benefits under Section 7(c) instead but each of the payments and benefits otherwise payable under Section 7(c) will be offset by the corresponding payments or benefits Executive already received under Sections 7(a) or 7(b), as applicable.

(f)Death of Executive.  If Executive dies before all payments or benefits Executive is entitled to receive under this Agreement have been paid, the unpaid amounts will be paid to Executive’s designated beneficiary, if living, or otherwise to Executive’s personal representative in a lump-sum payment as soon as possible following Executive’s death.

(g)Transfer between the Company Group.  For purposes of this Agreement, if Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause but may give Executive the ability to resign for Good Reason.

(h)Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, or in equity.  Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

8.Accrued Compensation.  On any termination of Executive’s employment with the Company Group, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements or as otherwise required by applicable law.

9.Conditions to Receipt of Severance.

(a)Separation Agreement and Release of Claims.  Executive’s receipt of any severance payments or benefits upon Executive’s Qualified Termination under Section 7 is subject to Executive signing and not revoking the Company’s then-standard separation agreement and release of claims in substantially the form set forth as Exhibit A hereto, subject to any changes that the Company believes are necessary or appropriate (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following Executive’s Qualified Termination (the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under Section 7.  In no event will severance payments or benefits under Section 7 be paid or provided until the Release actually becomes effective and irrevocable.  To the extent that payments are delayed under Section 9(c), the Company will pay or provide Executive the severance payments and benefits that Executive would otherwise have received under Section 7 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled.

(b)Return of Company Property.  Executive’s receipt of any severance payments or benefits upon Executive’s Qualified Termination under Section 7 is subject to Executive returning all documents and other property provided to Executive by any member of the Company Group (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with his employment with the Company Group, or otherwise belonging to the Company Group.

(c)Section 409A.  The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent.  No payment or benefits to be paid to Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”), will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.  Any severance benefits that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 60th day following Executive’s separation from service, or, if later, such time as required under this paragraph.  Except as required under this paragraph, any installment payments that would have been made to you during the 60-day period immediately following Executive’s separation from service but for the preceding sentence will be paid to you on the 60th day following Executive’s separation from service and the remaining payments will be made as provided above.  If, at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following Executive’s termination of employment.  The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax.  Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2).  In no event will any member of the Company Group reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

(d)Resignation of Officer and Director Positions.  Executive’s receipt of any severance payments or benefits upon Executive’s Qualified Termination under Section 7 is subject to Executive resigning from all officer and director positions with all members of the Company Group and Executive executing any documents the Company may require in connection with the same.

10.Limitation on Payments.

(a)Reduction of Severance Benefits.  If any payment or benefit that Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount.  The “Best Results Amount” will be either (A) the full amount of the Payment or (B) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount.  If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards unless Executive elects in writing a different order for cancellation.  Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed by any member of the Company Group for any of those payments of personal tax liability.

(b)Determination of Excise Tax Liability.  The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments.  The Company will request that firm provide detailed supporting calculations both to the Company and Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to that date if events occur that result in parachute payments to Executive at that time.  For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code.  The Company and Executive will furnish to the firm any information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments.  The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments.  Any determination by the firm will be binding upon the Company and Executive, and the Company will have no liability to Executive for the determinations of the firm.

11.Definitions.  The following terms referred to in this Agreement will have the following meanings:

(a)Base Salary. “Base Salary” means Executive’s annual base salary as in effect immediately prior to Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, as applicable, then Executive’s annual base salary in effect immediately prior to the reduction) or, if Executive’s Qualified Termination is a CIC Qualified Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.

(b)Board.  “Board” means the Company’s Board of Directors.

(c)Cause. “Cause” (i) Executive’s failure to perform Executive’s duties or responsibilities to the Company Group or deliberate violation of a Company Group policy, including but not limited to those relating to insider trading or sexual harassment; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other misconduct; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company Group or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company Group; (iv) Executive’s breach of any of Executive’s obligations under any written agreement or covenant with the Company Group, including this Agreement and the Confidentiality Agreement; or (v) Executive’s violation of any federal or state law or regulation applicable to the business of the Company Group.

(d)Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i).  For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)‑month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(e)Change in Control Period. “Change in Control Period” means the period beginning 3 months prior to a Change in Control and ending 12 months following a Change in Control.

(f)COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(g)Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(h)Company Group. “Company Group” means the Company and its subsidiaries and affiliates.

(i)Disability. “Disability” means that Executive, at the time notice is given, has been unable to substantially perform his or her duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(j)Equity Awards. “Equity Awards” means awards to purchase equity of any member of the Company Group, including awards of stock options, restricted stock, restricted stock units, performance shares, or performance stock units.

(k)Good Reason. “Good Reason” means the termination of Executive’s employment with the Company Group by Executive in accordance with the next sentence after the occurrence of one or more of the following events without Executive’s express written consent: (i) a material reduction of Executive’s duties, authorities, or responsibilities relative to Executive’s duties, authorities, or responsibilities in effect immediately prior to the reduction; provided, however, that  continued employment following a Change in Control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if Executive is employed by the Company Group or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business that Executive had immediately prior to the Change in Control regardless of whether Executive’s title is revised to reflect Executive’s placement within the overall corporate hierarchy or whether Executive provides services to a subsidiary, affiliate, business unit or otherwise); (ii) a material reduction by a Company Group member in Executive’s annual total target cash compensation; provided, however, that, a reduction of annual total target cash compensation that also applies to substantially all other similarly situated employees of the Company Group members will not constitute “Good Reason”; (iii) a material change in the geographic location of Executive’s primary work facility or location by more than 50 miles from Executive’s then present location; provided, that a relocation to a location that is within 50 miles from Executive’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this Agreement.  In order for the termination of Executive’s employment with a Company Group member to be for Good Reason, Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and Executive must terminate Executive’s employment within 30 days following the Cure Period.

(l)IPO.  “IPO” means the effective date of a registration statement under the Securities Act of 1933, as amended for the primary initial public offering of the securities of the Company or another member of the Company Group.

(m)IPO Period.  “IPO Period” means the date commencing on the IPO and ending on the first business day following the expiration of the lock-up period as defined in Company’s S-1 registration statement filed in connection with the IPO.

(n)Qualified Termination. “Qualified Termination” means (i) a termination of Executive’s employment by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) on a date that is outside of the IPO Period and, in any event, outside of the Change in Control Period (a “Non-CIC Qualified Termination”), (ii) a termination of Executive’s employment by a Company Group member without Cause (including by reason of Executive’s death or Disability) occurring during the IPO Period (a “Early Non-CIC Qualified Termination”), or (iii) a termination of Executive’s employment either (A) by a Company Group member without Cause (excluding by reason of Executive’s death or Disability) or (B)  by Executive for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”).

(o)Confidentiality Agreement.  “Confidentiality Agreement” means the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement in the form attached hereto as Exhibit B.

12.Confidential Information.  As a condition to entering into this Agreement, Executive agrees to executive and deliver the Confidentiality Agreement.

13.Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (a) upon actual delivery to the party to be notified, (b) 24 hours after confirmed facsimile transmission, (c) 1 business day after deposit with a recognized overnight courier or (d) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (i) if to Executive, at the address Executive shall have most recently furnished to the Company in writing, (ii) if to the Company, at the following address:

If to the Company:

Eminent, Inc.

16800 Edwards Road

Cerritos, CA 90703

ATTN: Chief Executive Officer

15.Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.Integration.  This Agreement, along with the Confidentiality Agreement and the plans and agreements governing any Equity Award (except as specifically modified herein), represent the entire agreement and understanding between the parties as to the subject matter in this Agreement and supersede all prior or contemporaneous agreements whether written or oral.  This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

17.Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

18.Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19.Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20.Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement or the Confidentiality Agreement, will be settled by arbitration pursuant to the arbitration provisions set forth in the Confidentiality Agreement.

21.Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

22.Acknowledgment.  Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

23.Gender Neutral.  Wherever used in this Agreement, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.

24.Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement (in the case of the Company, by a duly authorized officer), effective as of the last date set forth below (the “Effective Date”).

COMPANY:

EMINENT, Inc.

By:	/s/ Jesse Timmermans	Date:	September 28, 2018

Title:	Chief Financial Officer

EXECUTIVE:

David Pujades	Date:	September 28, 2018
David Pujades

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

RELEASE OF CLAIMS

1.The undersigned employee, whose employment was terminated on ___________ (“Separation Date”), ______________ (“you” or “your”) hereby warrants and agrees with respect to Eminent, Inc. dba Revolve Clothing and its employees, owners, agents and representatives (hereinafter, collectively the “Company”) as follows:

CONSIDERATION.

Severance Payments and Benefits. In consideration of your acceptance of this Agreement, and subject to your meeting in full your obligations hereunder, the Company agrees it will pay you the severance payments and benefits set forth in Section [7] / [8] of the Employment Agreement to which this release is attached subject to the terms and conditions set forth therein.

No other Payments or Benefits.  All wages, compensation, vacation, benefits or like or similar payments of any kind have already been fully paid to you.  Except as may be set forth elsewhere in this Agreement, you acknowledge that you are not entitled to any other compensation, severance pay or benefits of any kind.

COMPLETE RELEASE.

Release.  You irrevocably and unconditionally release all the claims described in hereunder that you may now have or which may arise before you sign this Agreement against the following persons or entities (the “Releasees”): the Company and all of its past and present owners, general partner(s), limited partners, officers, directors, employees, agents, representatives, assigns, attorneys, insurers, subsidiaries, Affiliates, predecessors, benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates and agents, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.  You further agree to indemnify and hold harmless the Company from any and all taxes, penalties, attorneys’ fees or other charges with respect to the consideration in Section 1 above.  For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest, or otherwise.

Claims Released.  The claims released by you with respect to the Releasees include all claims, promises, debts, causes of action or similar rights of any type or nature contingent or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed you have or had or may have which in any way relate to the payment under this Agreement, your employment with the Company or the cessation of that employment.  The claims you are releasing include, but are not limited to, claims arising under any:

Anti-Discrimination Statutes, such as Title VII of the Civil Rights Act of 1964, 42 U.S.C. §1981; Section 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act (including the Equal Pay Act) which prohibit race, color, religion, sex and national origin discrimination in employment; the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 through 634) and all amendments thereto, which prohibits age discrimination in employment; the

California Fair Employment and Housing Act, which prohibits all forms of harassment, discrimination and retaliation; the Americans with Disabilities Act, which prohibits discrimination against individuals with disabilities; the Family Medical Leave Act of 1993; the California Family Rights Act; any other federal, state or municipal statute or ordinance relating to discrimination in employment or unfair employment practices; or any compensation-related claim including but not limited to misclassification, unpaid wages or penalties, overtime, meal and rest period pay, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, employee benefit plan, or any other fringe benefit; and

Other laws, such as the California Constitution and the California Labor Code which regulates wages, hours and working conditions, workers’ compensation laws and all other laws which regulate employment in California or elsewhere; or any other federal, state or local laws whether based on statute, regulation or common law, providing recourse for alleged wrongful discharge, breach of contract (actual or implied), breach of the covenant of good faith and fair dealing, physical or personal injury, privacy, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation, assault, battery, other torts, and similar or related claims.

Notwithstanding, this release shall not apply to any obligations that you have under this Agreement.

Release Extends to Both Known and Unknown Claims.  This release covers both claims that you know about and claims you may not know about.  You expressly waive all rights afforded by laws regarding a waiver of unknown claims including under California Civil Code §1542, and you do so understanding and acknowledging the significance of such a waiver.  Section 1542 states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby acknowledge that you may hereafter discover facts different from or in addition to those that you now know or believed to be true when you expressly agreed to assume the risk of the possible discovery of additional facts, and you agree that this Agreement will be and remain effective regardless of such additional or different facts.  You expressly agree that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges and attorneys’ fees and costs specified herein.

YOUR PROMISES.

2.In addition to the release of claims in Paragraph 2, you also agree to the following:

Termination of Employment.  You acknowledge that your employment with the Company has terminated as of the Separation Date. You agree that you have no right to re-employment and will not seek same.

No Pursuit of Released Claims or Incitement.  You promise never to file or prosecute a lawsuit or any claim or complaint administrative or otherwise against the Company and its Affiliates, and that you have not done so in the past nor will you encourage others to do so.  You agree that you will not induce or incite claims of discrimination, wrongful discharge, sexual or other forms of harassment, breach of contract, tortious acts or any other claims of any type whatsoever against the Company by any other person or employee, relating to such individual’s employment or business dealings with the Company.

Company Property.   In signing this Agreement, you represent and warrant that you will return to the Company, as of the Separation Date, any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control.  Further, you represent and warrant that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates.  Recognizing that your employment with the Company will terminate as of the Separation Date, you represent and warrant that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system, and you agree that you will not do so.  Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network, or system of the Company or any of its Affiliates.

Confidentiality.  You agree that you have kept and will keep completely confidential the fact, amount, and terms of this Agreement.  You also agree herein that you will not disclose anything about this Agreement or any alleged disputes, complaints or claims you may have against the Company or its Affiliates, or any of the Company’s or any of its Affiliates’ trade secrets or confidential, proprietary or financial information to anyone (other than your immediate family, attorney and/or tax advisor, provided each such person is informed of and agrees to be bound by this confidentiality provision), specifically including, but not limited to, any past or present employee of the Company or to any representative of any media.

Non-Disparagement.  You agree that you will not publicly disparage or comment negatively about the Company or any of its Affiliates, their officers, directors employees or agents, and you will not engage in or encourage other persons to engage in litigation against the Company or any of the other Releasees.

Non-Solicitation. For a period of one (1) year following the Separation Date, you will not and will not assist any other third party to: (i) solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue such employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For the purposes of this agreement, an “employee” or an “independent contractor” of the Company of any of its Affiliates is any person who was such at any time during your employment with the Company.

No Work-Related Injuries or Illnesses.  You acknowledge that you are not aware of any work-related injuries or illnesses you sustained as of the Separation Date of this Agreement.

OTHER TERMS.

Non‑Admission of Liability.  By providing you payment in this Agreement, the Company is not admitting that it or anyone else has done anything wrong.  You agree that this Agreement shall not be admissible in any court or other forum for any purpose other than the enforcement of its terms.

Severability.  The provisions of this Agreement are severable.  If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

Voluntary Agreement.  You represent and agree that you have carefully read this Agreement, that you understand all of its terms, and that you are entering into it knowingly and voluntarily.  You represent and agree you have had the opportunity to consult independent counsel regarding the content and legal effect of this Agreement.

No Representations.  You represent that in signing this Agreement, you do not rely on nor have you relied on any representation or statement not specifically set forth in this Agreement by any of the Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.

NATURE, EFFECT AND INTERPRETATION OF THIS AGREEMENT.

Entire Agreement.  This Agreement, and the terms of your Employment Agreement set forth in Section 1 above, are the entire Agreement between you and the Company; it may not be modified or canceled in any manner except by a writing signed by both the Company and you.  You acknowledge that the Company has made no promises to you other than those in this Agreement.

Successors and Assignees.  This Agreement shall bind your heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.

Interpretation.  This Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

GOVERNING LAW, JURISDICTION AND VENUE.

This Agreement shall be interpreted under the laws of the State of California, both as to interpretation and performance.  Any action initiated under this Agreement shall be brought in the County of Los Angeles, in the State of California.

If either party to this Agreement institutes any legal action or administrative proceeding against the other with respect to this Agreement or any claim hereunder, the prevailing party shall be entitled to recover all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

EFFECTIVE DATE OF THIS AGREEMENT.

This Agreement was presented to you for your review and consideration on ____________ (“Review Date”).  You are entitled to review and consider this Agreement for twenty-one (21) calendar days following the Review Date before signing and returning this Agreement to the Company, unless you choose to execute the Acknowledgment and Waiver attached hereto.  If you do not accept the terms of this Agreement in writing within twenty-one (21) days of the Review Date, any offer implied by the presentation of this Agreement for your review and consideration is withdrawn in its entirety at that time.  For a period of seven (7) calendar days following your execution of this Agreement, you may revoke this Agreement (“Revocation Period”).  You may revoke this Agreement only by giving the Company formal, written notice of your revocation of this Agreement, to be received by the David Staels, CHRO of Revolve, located at 16610 Marquardt, Ave, Cerritos, CA 90703 by the close of business on the seventh (7th) day following your execution of this Agreement.  This Agreement shall not become effective in any respect until the Revocation Period has expired without notice of revocation.  In the absence of your revocation of this Agreement, the eighth (8th) day after your execution of this Agreement shall be the “Effective Date” of this Agreement, at which time the rights of all parties under this Agreement become fully enforceable.

3.PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT, AND THAT IT IS YOUR INTENT TO RELEASE ANY CLAIMS YOU HAVE OR MAY HAVE AGAINST THE COMPANY, AS DESCRIBED ABOVE, IN EXCHANGE FOR THE SEVERANCE PAY OFFERED BY THE COMPANY. YOU ALSO ACKNOWLEDGE THAT YOU EITHER HAVE CONSULTED AN ATTORNEY REGARDING THIS AGREEMENT OR YOU HAVE ELECTED NOT TO CONSULT AN ATTORNEY, AND ARE THEREFORE KNOWINGLY AND VOLUNTARILY ENTERING INTO THIS AGREEMENT.

EMPLOYEE __________________________	COMPANY __________________________ David Staels - CHRO
DATE:	DATE:

ACKNOWLEDGMENT AND WAIVER

I, ________________, acknowledge I was given twenty-one (21) days to review and consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the twenty-one (21) day period.

I declare under penalty of perjury of the laws of the State of California that the foregoing is true and correct.

EMPLOYEE __________________________ EMPLOYEE NAME
DATE:

EXHIBIT B

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT